Filed Pursuant to Rule 424(b)(3)

Registration No. 333-266098

PROXY STATEMENT/PROSPECTUS SUPPLEMENT NO. 1

(to Proxy Statement/Prospectus dated December 12, 2022)

ADARA ACQUISITION CORP.

PROSPECTUS FOR

107,500,000 SHARES OF CLASS A COMMON STOCK OF

ADARA ACQUISITION CORP.

(WHICH WILL BE RENAMED ALLIANCE ENTERTAINMENT HOLDING CORPORATION)

This Proxy Statement/Prospectus Supplement No. 1 (this “Supplement”) supplements the proxy statement/prospectus dated December 12, 2022 that was mailed by Adara Acquisition Corp., a Delaware corporation (“Adara”), to its stockholders on or about December 13, 2022 (the “Proxy Statement/Prospectus”), in connection with the proposed business combination among Adara and Alliance Entertainment, Inc, a Delaware corporation (“Alliance”). Adara filed the Proxy Statement/Prospectus with the Securities and Exchange Commission (the “SEC”) as part of a registration statement on Form S-4 (Registration No. 333-266098). Capitalized terms used in this Supplement and not otherwise defined herein have the respective meanings ascribed to them in the Proxy Statement/Prospectus.

This purpose of this Supplement is to update and supplement the information contained in the Proxy Statement/Prospectus with information contained in the Current Report on Form 8-K (the “Current Report”) filed by Adara with the SEC on January 17, 2023. The Current Report is attached to, and forms a part of, this Supplement.

This Supplement modifies and supersedes, in part, the information in the Proxy Statement/Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Proxy Statement/Prospectus, including any amendments or supplements thereto. Any information in the Proxy Statement/Prospectus that is modified or superseded by the information in the Current Report shall not be deemed to constitute a part of the Proxy Statement/Prospectus except as modified or superseded by this Supplement. This Supplement should be read in conjunction with the Proxy Statement/Prospectus and if there is any inconsistency between the information in the Proxy Statement/Prospectus and this Supplement, you should rely on the information in this Supplement.

YOU SHOULD CAREFULLY CONSIDER THE MATTERS DISCUSSED UNDER “RISK FACTORS ” BEGINNING ON PAGE 43 OF THE PROXY STATEMENT/PROSPECTUS.

The SEC and state securities regulators have not approved or disapproved these securities, or determined if the Proxy Statement/Prospectus or this Supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Supplement is January 17, 2023.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 17, 2023

ADARA ACQUISITION CORP.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-40014	85-2373325
(State or other jurisdiction of incorporation)	(Commission file number)	(IRS Employer Identification No.)

211 East Blvd.

Charlotte, NC 28203

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (704) 315-5290

Not Applicable

(Former Name, or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☒	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Units, each consisting of one share of Class A common stock and one-fifth of one redeemable warrant	ADRA.U	NYSE American
Class A common stock, par value $0.0001 per share	ADRA	NYSE American
Redeemable warrants exercisable for shares of Class A common stock at an exercise price of $11.50 per share	ADRA.WS	NYSE American

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Introductory Note

As previously announced, on June 22, 2022, Adara Acquisition Corp., a Delaware corporation (the “Company” or “Adara”), Adara Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of Adara (“Merger Sub”), and Alliance Entertainment Holding Corporation, a Delaware corporation (“Alliance”), entered into a business combination agreement and plan of reorganization (the “Business Combination Agreement”), pursuant to which Alliance will be merged with and into Merger Sub (the “Merger,” together with the other transactions related thereto, the “Business Combination” or Proposed Transactions”), with Alliance surviving the Merger as a wholly owned subsidiary of Adara (the “Surviving Corporation”). We refer to the company surviving the Business Combination as the “Combined Company.”

In connection with the Business Combination, Adara filed with the Securities and Exchange Commission (the “SEC”) a registration statement on Form S-4, as amended (File No. 333-266098) containing a proxy statement/prospectus which was declared effective on December 12, 2022 and on December 13, 2022, Adara filed a definitive proxy statement/prospectus with the SEC dated December 12, 2022 (the “Proxy Statement/Prospectus”).

Item 8.01	Other Events.

In connection with the stockholder meeting to approve the Proposed Transactions, stockholders of Adara have submitted redemption requests to redeem approximately 11.39 million shares of Class A common stock of Adara, out of the 11.5 million outstanding shares of Class A common stock of Adara. As a result, it is unlikely that Adara will be able to satisfy the NYSE American Stock Exchange initial listing requirements to list the common stock and warrants of the Surviving Corporation upon closing of the Business Combination. Closing of the Business Combination would also likely require Alliance to waive certain conditions, such as listing of the Surviving Corporation’s securities on a national securities exchange and the minimum cash requirement. There can be no assurance that Alliance will waive any conditions to closing which are not met.

In connection with the Proposed Transactions, Adara filed a registration statement on Form S-4 (File No. 333-266098) (as amended, the “Registration Statement”) with the SEC, which includes a proxy statement with respect to the stockholder meeting of Adara to vote on the Proposed Transactions and a prospectus with respect to the Combined Company’s securities to be issued in connection with the Proposed Transaction. The Registration Statement was declared effective by the SEC on December 12, 2022. The definitive proxy statement/prospectus has been sent to all Adara stockholders. Adara also will file with the SEC other documents regarding the Proposed Transactions, including Prospectus Supplement No. 1 filed concurrently with the filing of this Current Report on Form 8-K (“Prospectus Supplement No. 1”). Before making any voting decision, investors and security holders of Adara are urged to read the Registration Statement, the definitive proxy statement/prospectus, as supplemented by the information contained in this Current Report on Form 8-K, and Prospectus Supplement No. 1, and all other relevant documents filed or that will be filed with the SEC in connection with the Proposed Transactions as they become available because they will contain important information about Adara, Alliance and the Proposed Transactions.

Investors and security holders will be able to obtain free copies of the proxy statement/prospectus and all other relevant documents filed or that will be filed with the SEC by Adara through the website maintained by the SEC at www.sec.gov. In addition, the documents filed by Adara may be obtained free of charge by written request to Adara at Adara Acquisition Corp., 211 East Blvd., Charlotte, NC 28203.

Participants in Solicitation

Adara and Alliance and their respective directors and officers may be deemed to be participants in the solicitation of proxies from Adara’s stockholders in connection with the Proposed Transactions. Information about Adara’s directors and executive officers and their ownership of Adara’s securities is set forth in Adara’s filings with the SEC, including Adara’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021, which was filed with the SEC on March 28, 2022, and in the Registration Statement. Additional information regarding the names and interests in the Proposed Transactions of Adara’s and Alliance’s respective directors and officers and other persons who may be deemed participants in the Proposed Transactions may be obtained by reading the definitive proxy statement/prospectus regarding the Proposed Transactions. You may obtain free copies of these documents as described in the preceding paragraph.

Forward-Looking Statements

Certain statements included in this Current Report on Form 8-K that are not historical facts are forward-looking statements for purposes of the safe harbor provisions under the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements generally are accompanied by words such as “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “expect,” “should,” “would,” “plan,” “predict,” “potential,” “seem,” “seek,” “future,” “outlook,” and similar expressions that predict or indicate future events or trends or that are not statements of historical matters. These forward-looking statements include, but are not limited to, statements regarding estimates and forecasts of financial and performance metrics, projections of market opportunity, expectations and timing related to Alliance’s business, customer growth and other business milestones, potential benefits of the proposed business combination (the “Proposed Transactions”), and expectations related to the timing of the Proposed Transactions.

These statements are based on various assumptions, whether or not identified in this Current Report on Form 8-K, and on the current expectations of Adara’s and Alliance’s management and are not predictions of actual performance. These forward-looking statements are provided for illustrative purposes only and are not intended to serve as, and must not be relied on by an investor as, a guarantee, an assurance, a prediction, or a definitive statement of fact or probability. Actual events and circumstances are difficult or impossible to predict and will differ from assumptions. Many actual events and circumstances are beyond the control of Alliance and Adara.

These forward-looking statements are subject to a number of risks and uncertainties, including changes in domestic and foreign business, market, financial, political, and legal conditions; the inability of the parties to successfully or timely consummate the Proposed Transactions, including the risk that any regulatory approvals are not obtained, are delayed or are subject to unanticipated conditions that could adversely affect the Combined Company or the expected benefits of the Proposed Transactions or that the approval of the stockholders of Adara or Alliance is not obtained; failure to realize the anticipated benefits of the Proposed Transactions; risks relating to the uncertainty of the projected financial information with respect to Alliance; risks related to the music, video, gaming, and entertainment industry, including changes in entertainment delivery formats; global economic conditions; the effects of competition on Alliance’s future business; risks related to fulfilment network; risks related to expansion and the strain on Alliance’s management, operational, financial, and other resources; risks related to operating results and growth rate; the business could be harmed the amount of redemption requests made by Adara’s public stockholders; and those factors discussed in Adara’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021 under the heading “Risk Factors,” and the Current Report on Form 8-K filed on June 23, 2022 and other documents of Adara filed, or to be filed, with the SEC.

No Offer or Solicitation

This Current Report on Form 8-K, including any exhibits filed herewith, is not a proxy statement or solicitation of a proxy, consent or authorization with respect to any securities or in respect of the Proposed Transactions and shall not constitute an offer to sell or a solicitation of an offer to buy the securities of Adara, Alliance or Merger Sub, nor shall there be any sale of any such securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of such state or jurisdiction. No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended, or exemptions therefrom.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ADARA ACQUISITION CORP.

Date: January 17, 2023	By:	/s/ Paul G. Porter
	Name:	Paul G. Porter
	Title:	Chief Financial Officer